Ex-99.(a)(25)

GOLDMAN SACHS VARIABLE INSURANCE TRUST

AMENDMENT NO.24 TO AGREEMENT

AND DECLARATION OF TRUST

The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on December 13, 2017:

RESOLVED, that the Agreement and Declaration of Trust dated September 16, 1997 (the “Declaration”) of Goldman Sachs Variable Insurance Trust (the “Trust”), as amended to date, be further amended as contemplated in Article IX, Section 8 thereof by renaming the Goldman Sachs Strategic International Equity Fund the “Goldman Sachs International Equity Insights Fund,” effective on or about April 23, 2018, or such other name as may be determined by the Trust’s officers, in their sole discretion, any such changes to be reflected in an amendment to the Declaration, such series to have the relative rights and preferences set forth in Article V, Sections 2 through 6 of the Declaration; and be it further

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take all such actions as he or she may determine to be necessary or appropriate to carry out the foregoing resolution, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

As of December 13, 2017

/s/ Caroline L. Kraus
Caroline L. Kraus Title: Secretary